Company Contact:	CCG Investor Relations:
China Botanic Pharmaceutical Inc.	Mr. Mark Collinson, Partner
Ms. Portia Tan, IR Contact	Phone: +1-310-954-1343 (Los Angeles)
Tel: 86-451-8260-2162	Email: mark.collinson@ccgir.com
Email: ir@renhuang.com	Website: www.ccgirasia.com

Mr. Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com

For Immediate Release

China Botanic Pharmaceutical Reports Fourth Quarter and Fiscal Year 2010 Results

▪ Provides Guidance for FY 2011

Harbin, China – January 25, 2011 – China Botanic Pharmaceutical Inc. (AMEX: CBP) (formerly Renhuang Pharmaceutical, Inc.) ("China Botanic" or the "Company"), a developer, manufacturer and distributor of botanical products, bio-pharmaceuticals and traditional Chinese medicines (“TCM”) in China, today announced financial results for the three months and fiscal year ended October 31, 2010.

Fourth Quarter 2010 Highlights

▪	Net sales grew 15.2% year-over-year to $16.7 million

▪	Gross profit increased 13.3% to $9.1 million from $8.0 million in the fourth quarter of fiscal year 2009

▪	Gross margin was 54.4%

▪	Net income was approximately $5.6 million or $0.14 per diluted share, as compared to approximately $5.8 million or $0.15 per diluted share a year ago

▪	New products, including Qing Re Jie Du Oral Liquid, Compound Schisandra Tablets, and Ginseng and Deer Antler Extract accounted for 8.2% of gross sales in the fourth quarter of fiscal 2010

Fiscal Year 2010 Highlights

▪	Net sales rose to $55.2 million, an increase of 27.1% over fiscal year 2009

▪	Gross profit increased to $29.4 million, up 27.4% from $23.1 million

▪	Gross margin was 53.3% compared to 53.2% in fiscal year 2009

▪	Net income rose 20.4% to $17.9 million or $0.44 per diluted share, as compared to $14.8 million or $0.41 per diluted share in fiscal year 2009

▪	Introduced three new products: Qing Re Jie Du Oral Liquid, Compound Schisandra Granules and Deer Antler Extract, which together accounted for approximately 3.0% of gross sales in 2010

▪	In July 2010, the Company’s common stock began trading on NYSE AMEX market under the symbol “CBP”

“We are pleased to report double digit revenue and net income growth in fiscal year 2010. This fiscal year, we maintained a leading market position with our Siberian Ginseng product series and successfully introduced several new products, including Compound Schisandra Tablets, which strengthens our offering in the nerve-regulation and depression treatment segment,” said Mr. Shaoming Li, Chairman and Chief Executive Officer of China Botanic.  “During the year, we experienced increases in average selling prices of several of our products, reflecting the continued strong demand for our all-natural plant based remedies.”

Fourth Quarter Fiscal 2010 Results

During the three months ended October 31, 2010, net sales increased 15.2% to $16.7 million, from $14.5 million during the same period in 2009.  The rise was mainly attributable to growing market acceptance and resulting increased sales volume of the Company’s new products. China Botanic also successfully gained additional market share during the quarter.

Gross profit increased 13.3% to $9.1 million compared to $8.0 million in the fourth quarter of fiscal 2009. Gross margin decreased to 54.4% as compared to 55.3% in the same period of 2009. The growth in gross profit was mainly driven by increased sales. The decline in gross margin was a result of changes in the Company’s product mix and higher raw materials costs.

Operating expenses for the fourth quarter of fiscal 2010 were $3.5 million, as compared to $2.2 million in the same period last year. Sales and distribution expenses rose to $1.3 million from $1.1 million a year ago. The spending increase reflected continued investment in the Company’s distribution network and TV advertising in order to increase product market share and create greater consumer awareness of the Company’s premium quality products. General and administrative expenses increased to $1.4 million from $0.4 million in the fourth quarter of fiscal 2009, primarily reflecting  warrants and options granted for services, increase in professional fees, and amortization of intangible assets purchased in the fourth fiscal quarter. Research and development expenses were $0.8 million, up from $0.7 million in the year ago period, reflecting the Company’s commitment to continuing to build a pipeline of products.

Our operating income in the fourth fiscal quarter was $5.6 million, compared to $5.8 million in the fourth quarter of 2009. Operating margin decreased year-over-year to 33.6% from 40.0%. The Company did not incur income tax expenses as its subsidiary registered in the PRC has been granted a tax holiday for fiscal 2010. For the fourth quarter ended October 31, 2010, net income declined by 3.0% to $5.6 million, or $0.14 per diluted share, from $5.8 million, or $0.15 per diluted share in the prior year period.

Fiscal Year 2010 Results

For the fiscal year ended October 31, 2010, net sales were $55.2 million, up 27.1% from $43.4 million in fiscal 2009. The increase in sales was mainly attributable to the launch of new OTC medicines, increased demand and strong market acceptance of the Company’s products, effective marketing efforts and product price increases. Gross profit was $29.4 million, up 27.4% from gross profit of $23.1 million in fiscal 2009. Gross margin was 53.3% compared to 53.2% in fiscal 2009. Operating expenses for fiscal 2010 were $11.6 million, as compared to $8.3 million for the same period a year ago. Income from operations was $17.8 million, up 20.2% from $14.8 million in fiscal 2009. Net income was $17.9 million, or $0.44 per diluted share, up 20.4% from $14.8 million, or $0.41 per diluted share, for the same period a year ago.

Financial Condition

As of October 31, 2010, the Company had cash and cash equivalents of approximately $27.8 million and total current assets of approximately $50.5 million. As of October 31, 2010, China Botanic had working capital of approximately $47.1 million as compared to $32.0 million for the fiscal year ended October 31, 2009.  The Company has enhanced its working capital position as a result of tightened credit terms extended to customers and a decrease in the level of inventories. The Company had no long-term debt on its balance sheet as of October 31, 2010. Shareholders' equity stood at $69.8 million, compared with $50.5 million as of October 31, 2009. Net cash flow from operating activities increased to $23.8 million during fiscal year end October 31, 2010 from $13.1 million for fiscal year ended October 31, 2009, primarily reflecting increases in net income and trade receivables and a decrease in inventories.

Subsequent Events

On November 23, 2010, the Company successfully exhibited its unique portfolio of natural products at the 108th China Import and Export Fair recently held in Guangzhou, China. The Company attracted over 1,000 foreign and domestic visitors at its booth and signed letters of intent from 10 prospective distributors.

On November 29, 2010, the Company changed its name from Renhuang Pharmaceutical Inc. to China Botanic Pharmaceutical Inc. to better reflect the Company's corporate identity, brand image and business operations. The legal structure of China Botanic remains unchanged.

On December 2, 2010, Siberian Ginseng (Acanthopanax) Total Flavonoids Extract was awarded the third prize by the recently held Heilongjiang Province Science and Technological Progress assessment.

On December 14, 2010, the Company announced the appointment of Mr. David Dong as its new Chief Financial Officer.

Business Outlook

The market demand for pharmaceutical products in China is rapidly growing and China Botanic’s growth strategy focuses on capitalizing on such opportunity through new product introductions, marketing efforts to gain additional market share and a larger distribution network. For fiscal 2011, the Company estimates net sales and net income to grow at 28% to 30%.  Excluding any non-cash, non-operational gains or expenses, the Company expects fiscal 2011 net sales of $70.6 million to $71.7 million and net income of $22.9 million to $23.2 million. The Company experiences seasonality in its business, which is strongest in the first and fourth quarter and softer in the spring and summer season or the second and third quarter. Additionally, the Company’s financial guidance also reflects its plan to continue to expand its sales and distribution network to drive growth in market share and to increase R&D spending on its pipeline projects.

“In 2011, we expect to see strong growth in revenue as a result of increased market acceptance and awareness of the benefits of our Siberian Ginseng Series in treating depression and nerve-regulation. We also anticipate many of our products will be listed in the reimbursement catalog of essential medicine for health insurance and we expect to grow as the PRC government moves forward with its Health Reforms in 2011,” said Mr. Li. “We will continue to present our product offering at international pharmaceutical trade shows and conventions as they present outstanding opportunities to showcase our products to an international audience. In fiscal 2011, we anticipate continued sales growth from China and expansion into the overseas market.”

Conference Call

China Botanic will host a conference call at 9:00 a.m. Eastern Time on Tuesday, January 25, 2011, to discuss financial results for the fourth quarter and full year of fiscal year 2010, ended October 31, 2010. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 866-394-2209. International callers should dial +1 706- 758-1481. The conference ID number for the call is 3846 4897.

If you are unable to participate in the call at this time, a replay will be available on Tuesday, January 25, 2011 at 10:00 am Eastern Time, through Tuesday, February 8, 2011. To access the replay, dial 800-642-1687. International callers should dial +1 706-645-9291. The conference ID number for the replay is 3846 4897.

ABOUT CHINA BOTANIC PHARMACEUTICAL INC.

China Botanic Pharmaceutical Inc. is engaged in the research, development, manufacturing, and distribution of botanical products, bio-pharmaceutical products, and traditional Chinese medicines (“TCM”), in the People's Republic of China. All of the Company’s products are produced at its three GMP-certified production facilities in Ah City, Dongfanghong and Qingyang. The Company distributes its botanical anti-depression and nerve-regulation products, biopharmaceutical products, and botanical antibiotic and OTC TCMs through its network of over 3,000 distributors and over 70 sales centers across 24 provinces in China.  For more information, please visit www.renhuang.com.

Safe Harbor Statement

This press release contains certain statements that may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s beliefs, assumptions and expectations of the Company’s future operations and financial performance, taking into account the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known that may cause actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition expressed or implied in any forward-looking statements. These forward-looking statements are based on current plans and expectations and are subject to a number of uncertainties including, but not limited to, the Company’s ability to manage expansion of its operations effectively, and other factors detailed in the Company’s annual report on Form 10-K and other filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

- Financial Tables Follow-

CHINA BOTANIC PHARMACEUTICAL INC. AND SUBSIDIAIRES

CONSOLIDATED BALANCE SHEETS

	As of October 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$27,826,142	$8,111,514
Trade receivables, net	19,814,438	23,203,410
Due from related parties	28,877	130,199
Inventory, net	2,645,616	3,024,016
Prepayments	-	89,281
Other receivables, net	200,994	102,613
Total current assets	50,516,067	34,661,033

Property and equipment, net	2,069,460	2,352,163
Intangible assets , net	1,953,617
Deposits for properties	18,605,935	16,137,000

Total assets	$73,145,079	$53,150,196

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Accounts payable	$333,555	$369,329
Value added tax payable	1,064,066	1,186,642
Accrued employee benefits	1,645,192	1,136,267
Warrant liabilities	342,770	-
Total liabilities	$3,385,583	$2,692,238

Shareholders’ equity
Preferred stock (no par value, 1,000,000 shares authorized; none issued and outstanding as of October 31, 2010 and 2009)	-	-
Common stock ($0.001 par value, 100,000,000 shares, authorized; 37,239,536 issued and outstanding as of October 31, 2010 and 2009, respectively)	37,240	37,240
Additional paid-in capital	7,627,987	7,596,525
Common stock warrants	496,732	496,732
Reserves	3,372,697	3,372,697
Accumulated other comprehensive income	4,768,793	3,367,659
Retained earnings	5 3,456,047	35,587,105
Total shareholders’ equity	69,759,496	50,457,958

Total liabilities and shareholders’ equity	$73,145,079	$53,150,196

CHINA BOTANIC PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three months ended October 31,		Twelve months ended October 31,
	2010	2009	2010	2009
	US$	US$	US$	US$

Sales, net	16,694,929	14,496,490	55,183,941	43,411,562

Cost of goods sold	7,614,773	6,485,718	25,765,835	20,311,410

Gross profit	9,080,156	8,010,772	29,418,106	23,100,152

Operating and administrative expenses:
Sales and distribution	1,276,772	1,114,955	4,966,062	3,649,820
General and administrative	1,405,844	404,772	3,614,809	2,117,114
Research and development	790,961	695,694	3,042,815	2,529,085
Total operating expenses	3,473,577	2,215,421	11,623,686	8,296,019

Income from operations	5,606,579	5,795,351	17,794,420	14,804,133

Other income:
Interest income	25,316	11,520	74,522	42,724
Other income, net			-	-
Income from operations before income tax expenses	5,631,895	5,806,871	17,868,942	14,846,857

Income tax expenses			-	-
Net income	5,631,895	5,806,871	17,868,942	14,846,857

Other comprehensive income:
Cumulative currency translation adjustments	1,099,203	145,913	1,401,134	66,345

Total comprehensive income	6,731,098	5,952,784	19,270,076	14,913,202
		0
Earnings per common stock- Basic	0.15	0.16	0.48	0.41
Earnings per common stock - Diluted	0.14	0.15	0.44	0.41

Weighted average common stock outstanding
Basic	37,239,536	37,239,536	37,239,536	36,088,853
Diluted	40,174,637	38,270,148	40,174,637	36,088,853

CHINA BOTANIC PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended October 31,
	2010	2009
	US$	US$

Cash flows from operating activities:
Net income	17,868,942	14,846,857
Adjustments to reconcile net income to operating activities:
Depreciation	363,567	356,440
Amortization	435,653	-
Warrants issued for service	342,770	-
Option granted to directors	31,462	-
Forgiven rent	367,224	-
Changes in assets and liabilities:
Increase in trade receivables	3,814,889	(2,328,833)
Decrease in due from related parties	(28,300)	(275,476)
Decrease (Increase) in inventory, net	423,480	(394,750)
Decrease (Increase) in prepayments	89,397	(55,491)
Decrease in other receivables, net	(94,232)	31,180
Increase in accounts payable	(44,546)	174,979
Increase in value added tax payable	(145,371)	491,666
Increase in accrued employee benefits	442,040	414,433
(Decrease) increase in other payable	(31,413)	(193,472)
Net cash provided by (used in) operating activities	23,835,562	13,067,533

Cash flows from investing activities:
Deposits for land use right and properties	(3,944,749)	(14,670,000)
Deposits for patents	(717,926)	(1,467,000)
Purchase of property and equipment	(36,473)	(84,371)
Net cash used in investing activities	(4,699,148)	(16,221,371)

Cash flows from financing activities:
Proceeds from share issues	-	1,500,000
Net cash provided by financing activities	-	1,500,000

Effect of exchange rate changes on cash	578,214	17,659

Net decrease in cash and cash equivalents	19,714,628	(1,636,179)
Cash and cash equivalents, beginning of year	8,111,514	9,747,693
Cash and cash equivalents, end of year	27,826,142	8,111,514

Supplemental disclosure of cash flow information:
Cash paid during the year for income taxes	-	-
Interest paid during the year	-	-

###